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NIKE, INC. REPORTS FISCAL 2021 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 22, 2020 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2021 financial results for its first quarter ended August 31, 2020.

•First quarter reported revenues were $10.6 billion, down 1 percent on a reported basis and flat to prior year on a currency-neutral basis*
•NIKE Direct sales were $3.7 billion, up 12 percent on a reported basis, and up 13 percent on a currency-neutral basis, with growth across all geographies
•NIKE Brand digital sales increased 82 percent, or 83 percent on a currency-neutral basis, with double-digit increases across North America, Greater China, and APLA and triple-digit growth in EMEA
•Diluted earnings per share for the quarter was $0.95, up 10 percent
•Inventory rose 15 percent versus prior year but decreased 9 percent versus prior quarter

“Our results this quarter continue to demonstrate NIKE’s full competitive advantage, as we strengthen our position in the midst of disruption,” said John Donahoe, President and CEO, NIKE, Inc. “In this dynamic environment, no one can match our pace of launching innovative product and our Brand’s deep connection to consumers. These strengths, coupled with our digital acceleration, are unlocking NIKE’s long-term market potential.”**

Our first quarter revenue performance was impacted by strong NIKE Brand digital growth of 82 percent, offset by lower revenue in our wholesale business and NIKE-owned stores. Nearly all of the NIKE-owned physical doors were open during the quarter across North America, EMEA and Greater China with approximately 90 percent of doors open in APLA. However, despite a majority of stores open in the quarter, we continue to experience year-over-year declines in physical retail traffic across the marketplace due to COVID-19 impacts and safety related measures, offset partially by higher conversion rates. EMEA returned to growth of 5 percent on a reported basis, led by triple-digit growth in digital. Greater China revenue increased by 6 percent on a reported basis and 8 percent on a currency-neutral basis, led by digital and NIKE Factory Stores.

“NIKE is recovering faster based on accelerating brand momentum and digital growth, as well as our relentless focus on normalizing marketplace supply and demand,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “We continue to drive investment in capabilities that will fuel our consumer-led digital transformation, catalyzing long-term growth and profitability for NIKE.”**

First Quarter Income Statement Review

•Revenues for NIKE, Inc. decreased 1 percent to $10.6 billion, and were flat to prior year on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.0 billion, flat to prior year on a currency-neutral basis driven by double-digit growth in NIKE Direct, as well as growth in Sportswear and the Jordan Brand, offset by declines in our wholesale business.
◦Revenues for Converse were $563 million, up 2 percent on a currency-neutral basis, mainly driven by strong demand in Europe and in digital, globally.
•Gross margin decreased 90 basis points to 44.8 percent primarily as a result of impacts from COVID-19, including higher promotions to reduce excess inventory across the marketplace and higher supply chain costs. These factors were offset slightly by favorable full price product margins and the reversal of certain prior quarter reserve accruals associated with purchase order cancellation costs due to higher than anticipated consumer demand.
•Selling and administrative expense decreased 11 percent to $3.0 billion.
◦Demand creation expense was $677 million, down 33 percent due primarily to lower marketing spend as live sporting events were predominately postponed or cancelled, slightly offset by continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense decreased 1 percent to $2.3 billion as lower travel and related expenses were slightly offset by restructuring costs and continued investments in digital capabilities, both of which are associated with the Consumer Direct Acceleration, the next digitally empowered phase of our strategy.
•The effective tax rate was 11.5 percent compared to 12.4 percent for the same period last year, primarily due to benefits from stock-based compensation offset by a reserve for a discrete tax matter.
•Net income was $1.5 billion, up 11 percent as lower selling and administrative expense more than offset lower gross margin and revenue and diluted earnings per share was $0.95, increasing 10 percent.

August 31, 2020 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.7 billion, up 15 percent compared to the prior year period, and down 9 percent from the previous quarter as we continued to strategically manage excess inventory resulting from a significant number of door closures and lower wholesale shipments globally during the fourth quarter of fiscal year 2020.
•Cash and equivalents and short-term investments were $9.5 billion, $5.8 billion higher than last year primarily due to proceeds from a corporate bond issuance in March and positive free cash flow, partially offset by share repurchases and cash dividends. Total liquidity at August 31 was $13.4 billion which includes cash and equivalents and short-term investments as well as committed credit facilities which remain undrawn.

Shareholder Returns

NIKE has a strong track record of investing to fuel growth and consistently increasing returns to shareholders including 18 consecutive years of increasing dividend payouts. In the first quarter, the Company paid dividends of $384 million to shareholders, up 11 percent from the prior year.

During the fourth quarter 2020, NIKE, Inc. temporarily suspended share repurchase activity in March to maximize liquidity during the COVID-19 pandemic. Prior to the temporary suspension of the share repurchase program, a total of 45.2 million shares had been repurchased for approximately $4.0 billion, resulting in approximately $11.0 billion in remaining capacity under the 2018 share repurchase program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 22, 2020, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 6, 2020.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2020	8/31/2019	Change
Revenues	$10,594	$10,660	-1%
Cost of sales	5,853	5,789	1%
Gross profit	4,741	4,871	-3%
Gross margin	44.8%	45.7%

Demand creation expense	677	1,018	-33%
Operating overhead expense	2,298	2,310	-1%
Total selling and administrative expense	2,975	3,328	-11%
% of revenues	28.1%	31.2%

Interest expense (income), net	65	15	—
Other (income) expense, net	(14)	(33)	—
Income before income taxes	1,715	1,561	10%
Income tax expense	197	194	2%
Effective tax rate	11.5%	12.4%

NET INCOME	$1,518	$1,367	11%

Earnings per common share:
Basic	$0.97	$0.87	11%
Diluted	$0.95	$0.86	10%

Weighted average common shares outstanding:
Basic	1,561.8	1,562.4
Diluted	1,593.3	1,597.5

Dividends declared per common share	$0.245	$0.22

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and equivalents	$8,148	$3,446	136%
Short-term investments	1,332	198	573%
Accounts receivable, net	3,813	4,656	-18%
Inventories	6,705	5,835	15%
Prepaid expenses and other current assets	1,939	2,093	-7%
Total current assets	21,937	16,228	35%
Property, plant and equipment, net	4,969	4,615	8%
Operating lease right-of-use assets, net	3,158	2,832	12%
Identifiable intangible assets, net	272	279	-3%
Goodwill	223	224	0%
Deferred income taxes and other assets	2,699	2,071	30%
TOTAL ASSETS	$33,258	$26,249	27%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1	$6	-83%
Notes payable	137	250	-45%
Accounts payable	1,983	2,716	-27%
Current portion of operating lease liabilities	459	427	7%
Accrued liabilities	5,742	4,455	29%
Income taxes payable	297	216	38%
Total current liabilities	8,619	8,070	7%
Long-term debt	9,408	3,463	172%
Operating lease liabilities	2,961	2,675	11%
Deferred income taxes and other liabilities	3,046	2,841	7%
Redeemable preferred stock	—	—	—
Shareholders’ equity	9,224	9,200	0%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,258	$26,249	27%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2020	8/31/2019	Change
North America
Footwear	$2,957	$2,669	11%	11%
Apparel	1,125	1,431	-21%	-21%
Equipment	143	193	-26%	-26%
Total	4,225	4,293	-2%	-1%
Europe, Middle East & Africa
Footwear	1,802	1,758	3%	2%
Apparel	971	869	12%	11%
Equipment	137	146	-6%	-6%
Total	2,910	2,773	5%	5%
Greater China
Footwear	1,251	1,164	7%	10%
Apparel	478	465	3%	5%
Equipment	51	50	2%	3%
Total	1,780	1,679	6%	8%
Asia Pacific & Latin America
Footwear	758	930	-18%	-12%
Apparel	301	356	-15%	-10%
Equipment	40	59	-32%	-28%
Total	1,099	1,345	-18%	-12%
Global Brand Divisions[2]	4	6	-33%	-31%
TOTAL NIKE BRAND	10,018	10,096	-1%	0%
Converse	563	555	1%	2%
Corporate[3]	13	9	—	—
TOTAL NIKE, INC. REVENUES	$10,594	$10,660	-1%	0%

TOTAL NIKE BRAND
Footwear	$6,768	$6,521	4%	5%
Apparel	2,875	3,121	-8%	-7%
Equipment	371	448	-17%	-16%
Global Brand Divisions[2]	4	6	-33%	-31%
TOTAL NIKE BRAND REVENUES	$10,018	$10,096	-1%	0%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2020	8/31/2019	Change
North America	$1,302	$1,100	18%
Europe, Middle East & Africa	692	609	14%
Greater China	688	669	3%
Asia Pacific & Latin America	280	341	-18%
Global Brand Divisions[2]	(853)	(857)	0%
TOTAL NIKE BRAND[1]	2,109	1,862	13%
Converse	168	138	22%
Corporate[3]	(497)	(424)	-17%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,780	1,576	13%
Interest expense (income), net	65	15	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,715	$1,561	10%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three months ended August 31, 2020, Corporate included non-recurring employee termination and related costs associated with the previously announced leadership and operating model changes.